Exhibit 10.36

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406.

(*****) INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

SUPPLY AGREEMENT

This Agreement is entered into as of August 23, 2005 by and between Congelados Don Jose, S.P.R. de R.L., a Mexican limited liability company (“Processor”), and Birds Eye Foods, Inc., having its principal offices at 90 Linden Oaks, Rochester, New York 14625 (“Buyer”).

RECITALS

A.            Processor is acquiring from Buyer and BEMSA Holding, Inc. all of the issued and outstanding shares of capital stock of Birds Eye de Mexico S.A. de C.V. (the “Transaction”), the owner and operator of a frozen broccoli and cauliflower processing plant located in Celaya, Mexico (the “Celaya Facility”). Processor also operates facilities at Frexport and CDJ Leon, Mexico (together with the Celaya Facility, the “Plants”).

B.            Buyer wishes to have Processor process and pack at the Plants and supply and sell to Buyer frozen broccoli and cauliflower food products on the terms and subject to the conditions set forth herein.

C.            (*****)

D.            Buyer’s entering into this Agreement was a material inducement to Processor’s consummating the Transaction, and but for Buyer entering into this Agreement, Processor would not have consummated the Transaction.

In consideration of the premises hereinafter set forth, the parties agree as follows:

1.             PRODUCTS:  On the terms and subject to the conditions hereof, Processor shall each Pack Year process, pack, supply, sell and load for shipping to Buyer the broccoli and cauliflower food products listed on the attached Exhibit A (the “Products”) in a manner substantially similar to the past practices of the Celaya Facility. The “Pack Year” is each January 1 through the next December 31 during the term hereof, and the initial “Pack Year” shall commence on January 1, 2006. Forecasts for the quantities of the Products for the initial Pack Year and for subsequent Pack Years during the term of this Agreement shall be provided by Buyer to Processor in accordance with Section 6. Processor shall also process, pack, supply, sell and load for shipping to Buyer for the period from the date of this Agreement to December 31, 2005 (the “Stub Period”) in accordance with the production schedule for the Stub Period which is attached hereto as Exhibit B (the “Stub Period Production Schedule”) in a manner substantially similar to the past practices of the Celaya Facility.

(a)           For the Stub Period, and provided Processor is not in material breach under this Agreement, Buyer shall (*****).

(b)           Subject to the provisions of Section 1(e) and provided Processor is not in material breach under this Agreement, for each Pack Year Buyer shall (*****)

(c)           (*****)

(d)           (*****)

(e)           Notwithstanding anything to the contrary contained in this Agreement, if Processor and/or Buyer is excused from performance pursuant to Section 21, then Buyer shall be excused from the requirements of subsections (a), (b) and (c) of this Section 1 to the same extent.

(f)            Payments. The (*****) shall be calculated annually. All payments pursuant to this Section 1 will be due and payable within (*****) after receipt by the applicable party of an invoice for such amount, calculated pursuant to Section 6(b), via overnight mail, regular mail, courier or hand delivery and any amounts not paid when due shall thereafter bear interest at the Applicable Rate (as defined in Section 2(b)).

2.             PRICES:

(a)           The prices payable by Buyer for the Products shall initially be as set forth in Exhibit A.

(b)           Until December 31, 2007, the prices as set forth in Exhibit A shall not be changed except by agreement of the parties; provided, however, that if Buyer deviates from the Targeted Mix Limitations for Products as set forth on Exhibit A, then Processor shall promptly notify Buyer in writing of any resultant increases in such prices. If the Buyer fails to pay such incremental price increase as and when due, such unpaid incremental price will earn interest calculated at the average prime rate as established in the Money Section of The Wall Street Journal (U.S. National Edition) from time to time, adjusted as such rate changes thereafter and calculated on a daily basis (the “Applicable Rate”) until such incremental price is paid in full.

(c)           Beginning on January 1, 2008, the prices in Exhibit A shall be increased or decreased, in accordance with the Consumer Price Index — All Urban Consumers (Series ID: CUUR0000SA0). On January 1, 2008, the prices will be increased or decreased by the increase or decrease in such index from August 1, 2006 to November 30, 2007. For all subsequent Pack Year beginning with the fourth Pack Year, the percentage increase or decrease in such index from the December 1 of the second previous Pack Year through November 30 of the previous Pack Year shall be referenced when implementing potential adjustments to Product prices. Notice of price adjustments shall be provided by Processor to Buyer by January 1 of each Pack Year and shall be incorporated into Exhibit A.

(d)           Processor guarantees that throughout the term of this Agreement the prices in Exhibit A, as adjusted in accordance with this Section 2, shall be no less favorable than the lowest price which Processor extends to any of its other customers for broccoli and cauliflower products substantially comparable to the Product during the relevant Pack Year. In the event Processor sells to any other customers substantially comparable broccoli and cauliflower products at a lower price than is then in effect under this Agreement during the relevant Pack year in violation of this Section 2 and the Buyer provides notice to Processor of such violation, then the affected price for the subsequent deliveries of the Product under this Agreement, up to the number of pounds of substantially comparable broccoli and cauliflower products sold at such lower price, shall be adjusted to such lower price. Processor shall have 15 days from obtaining such notice to revise its invoices to reflect such lower price, as subsequently adjusted in accordance with this Section 2, and if Buyer shall have paid invoices for which such lower price should have been in effect, Processor shall promptly refund to Buyer any overpayment. Notwithstanding the foregoing, if Processor supplies to Buyer with Buyer’s consent Products that are not in compliance with the Specifications or that are of lower grade, or Buyer knowingly accepts such Products, the price guaranty shall be inapplicable to such Products supplied to Buyer. For purposes of this Agreement, “comparable broccoli and cauliflower products” shall mean broccoli and cauliflower products of the same or substantially similar cut, grade, quality, and specifications as the Products; provided, however, that “comparable broccoli and cauliflower products” shall not include products which are lower grade, aged, distressed, or off grade.

3.             Buyer has provided Processor the attached Exhibit C which sets forth various costs advanced by Buyer relating to the Stub Period for seedlings, chemicals, and the like which Processor will deduct from the payments Processor makes to growers of broccoli and cauliflower which have been advanced such costs. Processor shall pay to Buyer such amounts deducted from its payments to growers of broccoli and cauliflower which have been advanced such costs on November 30 and December 31, 2005. Buyer will not be liable to pay to Processor amounts deducted from Buyer’s payments to growers of broccoli and cauliflower to the extent such grower has not provided the contracted for broccoli or cauliflower to Processor. Buyer has taken all necessary actions, including advancing sufficient costs to growers, to ensure the capability of the Processor to provide Products in accordance with the Stub Period Production Schedule.

4.             STANDARDS:

(a)           Processor agrees to process and pack the Products in accordance with good manufacturing practices and the formulae, quality standards and other specifications attached hereto as Exhibit D (collectively, the “Specifications”), Buyer represents and warrants that the Specifications are substantially comparable to Buyer’s past practices and Buyer’s past specifications at the Celaya Facility and are compatible with the equipment, facilities and staffing at the Celaya Facility.

(b)           Processor’s Plants will be inspected once annually and certified with a minimum score of 875 by the American Institute of Baking.

(c)           From time to time as may be deemed necessary by the Buyer, Buyer agrees to assign an employee of Buyer to inspect the Products and packing procedures for the Products at the Celaya Facility to determine if the processing and packing of the Products is in accordance with good manufacturing practices and the Specifications.

5.             TERM:  (*****) At the end of the initial term, this Agreement shall automatically renew for a term of five (5) years provided neither party has provided written notice to the other of its intent to terminate this Agreement as of (*****), which notice shall be provided no earlier than (*****) and no later than (*****).

6.             SCHEDULING; ORDERING:

(a)           Buyer shall provide Processor with a forecast of its expected requirements for the Products for each Pack Year (including specific requirements for each calendar month)(the “Pack Year Forecast”). The Pack Year Forecast shall reflect the natural growing season and historical production patterns of the Products at the Celaya Facility with calendar month forecasts substantially similar to the historic average monthly production percentages of Buyer from 2000 through 2004 as set forth in Exhibit E (the “Historic Monthly Production Percentages”). The initial Pack Year Forecast (the “Original Forecast”) shall be provided on or before October 1, 2005.

(b)           Based upon the Pack Year Forecast, Processor shall establish scheduling to ensure that the Products will be processed, packed and shipped in a manner consistent with the terms and conditions of such forecast. Notwithstanding the foregoing, Processor may throughout the Stub Period and a given Pack Year provide Products in excess of or in shortage of the Products forecasted for a given month in order to accommodate the inherent variations in the growing season for Products so long as such excess or shortage for a given month in a Pack Year does not deviate by more than 3,000,000 pounds from the monthly forecast provided in the Pack Year Forecast and so long as the cumulative excess or shortage from the Pack Year Forecast for a given calendar half (June 30 & December 31) of a Pack Year does not deviate by more than 1,000,000 pounds from the corresponding half year forecast.

(c)           The forecasts under subsection (a) of this Section 6 shall be provided to Processor no later than the October 1 preceding each Pack Year.

(d)           On the date of this Agreement, Buyer shall issue a blanket purchase order to Processor for at least the (*****). On or before each October 1 during the term of this Agreement, Buyer shall issue a blanket purchase to Processor for the greater of the Pack Year Forecast or the (*****). Any purchase order or other order (*****) of Products annually or the Historic Monthly Production Percentages, as applicable, may be rejected by Processor in its sole discretion. Processor shall invoice Buyer based upon the actual shipment of Products supplied by Processor pursuant to subsection (b) of this Section 6. Notwithstanding the foregoing, Processor shall have the right to invoice Buyer in a given month for an amount of Product equal to the corresponding monthly forecast in the Pack Year Forecast if Buyer is in breach of any of its obligations to purchase and accept Products for a Pack Year or in the Original Forecast if Buyer is in breach of its obligation to provide a Pack Year Forecast for each Pack Year under this Agreement, and such breach has not been cured within 10 days after notice to Buyer.

7.             PAYMENT: Buyer agrees/to pay in immediately available funds all invoices submitted by Processor within (*****) after the later of (a) the date of shipment of the Product from Processor’s Plants or (b) the date of receipt by Buyer of the invoice for such Product via overnight mail, regular mail, courier, or hand delivery. Any sums due Processor that are not paid when due shall thereafter bear interest at the Applicable Rate.

8.             ADJUSTMENT OF STANDARDS: Buyer reserves the right to alter the Specifications without obtaining the prior written consent of the Processor no later than ninety (90) days prior to the commencement of each Pack Year if such alterations are substantially compatible with the production capabilities of the Celaya Facility and would not, individually or in the aggregate, result in capital expenditures having to be made by the Processor or material changes having to be implemented at the Celaya Facility or in its operations (hereinafter “Permitted Alterations”). If any Permitted Alteration results in increased costs to Processor or results in decreased costs to Processor, the price set forth in Exhibit A shall be adjusted upward or downward as shall be mutually agreed upon between the parties to reflect such increase or decrease in costs. All alterations other than Permitted Alterations will require the written consent of Processor prior to implementation. Any deviation by Processor during a Pack Year from the Specifications agreed to at the beginning of the Pack Year shall be made only with the consent in writing of Buyer. Any deviation by Buyer during a Pack Year or less than 90 days prior to the following Pack Year from the Specifications agreed to at the beginning of the Pack Year or the prior Pack Year, as applicable, shall be made only with the consent in writing of Processor.

9.             DELIVERY:  Buyer shall take delivery of the Products FCAJFOB Buyer’s Plants. All prices under this Agreement shall be FCA/FOB Processor’s Plants and are net of taxes, duties, tariffs, insurance, and shipping costs.

10.           SHIPPING:

(a)           Processor shall provide required staffing and equipment for loading the Products for Buyer into trucks at the Plant’s shipping dock in a manner consistent with past practices of the Celaya Facility. Processor shall be responsible for all Mexican customs documentation and costs relating to the export of Products. Buyer shall be responsible for the arrangement of and cost for the trucks for shipment of the Products and shall be responsible for all United States customs documentation and costs relating to the import of the Products. All shipping of the Products shall be FCA/FOB the Plant.

(b)           Processor shall follow the reasonable specifications of Buyer consistent with past practices of the Celaya Facility for unit pattern loads in the preparation of the Products for loading and shipping.

(c)           Buyer shall, at its own expense, supply the materials, as set forth in Section 11(b), to meet Buyer’s requirements for shipping. Processor shall allow Buyer to store at Processor’s Celaya Facility without charge a reasonable supply of materials in advance of processing the Products consistent with past practices of the Celaya Facility. The Processor agrees to hold such amounts of supply materials to the extent that such supply materials do not exceed the storage capacity of the existing Celaya Facility warehouse as of the date hereof or the historical storage usage at the Celaya Facility.

(d)           I Processor shall be responsible for loss of or damage to the Products prior to delivery to a carrier FCA/FOB the Plant and Buyer shall be responsible for any loss of or damage to the Products after delivery to a carrier FCA/FOB the Plant; provided, however, that Processor shall remain liable for hidden damage caused by Processor which is not discovered by Buyer until after delivery. All claims for losses from hidden damage shall be promptly disclosed to Processor, but in any event within thirty (30) days after delivery, and Processor or its representatives shall be permitted to inspect such Products. Should any Products be rendered unusable by virtue of any acts or omissions of Buyer, its agents or any carrier, Buyer shall remain obligated to pay Processor the prices for such Products.

(e)           Processor will reasonably cooperate with Buyer efforts to store Products offsite.  Buyer may not store Products with the Processor without Processor’s prior written consent. Any storage on-site at the Plants or off-site at the Plants shall be at Buyer’s sole cost, expense and risk.

(f)            Processor shall use good faith efforts to advise Buyer of potential delivery delays and delivery scheduling conflicts so that Buyer may have an opportunity to plan shipments of the Products from the Plants accordingly.

11.           MATERIALS AND EQUIPMENT:

(a)           Except as otherwise set forth herein, Processor agrees to supply all of the required materials, ingredients, raw product, equipment, and facilities necessary to perform its obligations under this Agreement.

(b)           Buyer shall, from time to time, deliver or cause to be delivered to Processor’s Plants, at Buyer’s expense and risk, except as otherwise provided in this Section 11(b), all materials required to ship the Products including the bulk tote bins, slipsheets and/or pallets, master shipping cases, folding cartons (Kliklok), polybags, wax overwrap, and any labels required for finished goods produced. Buyer will not be responsible for the tote liners and tape for the master shipping cases and totes, and, for the 16 Oz. IQF Spears, the liner polybag. Materials supplied by Buyer shall be subject to the historic shrink rates as in effect at the Celaya Facility.

(c)           Processor agrees to comply with all regulatory requirements in the storage of materials supplied by Buyer or procured by Processor pursuant to the provisions of this Agreement and to store the materials in an orderly manner consistent with past practices of the Celaya Facility to facilitate inventory of the materials.

12.           QUALITY ASSURANCE:

(a)           Processor shall provide Buyer reasonable access, during normal business hours, to Processor’s process and quality control records for the lots of Products submitted to Buyer for its approval. Such access shall require prior notice by Buyer and shall be subject to the reasonable approval of Processor. The intent of this access is to permit the audit of Processor’s procedures and controls to assure its compliance with the Specifications. Processor shall provide Buyer with such written reports as are reasonably requested by Buyer on production, amounts and location of inventories and totes of the Products.

(b)           Those materials required by Section 11 to be furnished by Buyer, and by Processor for Buyer, shall be of such quality as to permit processing, packing and shipping of the Products in accordance with the Specifications and applicable law.

(c)           Buyer shall not be obligated to accept Products which do not meet the Specifications. Any Products which do not meet the Specifications shall be purchased at the sole discretion of Buyer at a price to be mutually determined and agreed to by Buyer and Processor; provided, however, that the price guaranty set forth in Section 2(d) shall be inapplicable to such Products.

(d)           All Products shall be wholesome and fit for human consumption. Each party shall promptly notify the other of any significant matter relating to any of the Products (including, without limitation, any consumer complaint; any citation or regulatory action by any federal, state or local authority or regulatory agency that relates to the quality of the Products; any bacterial, chemical, pesticide or other contamination of any of the Products or other condition of any of the Products that violates or may violate any federal, state or local food and drug law or regulation; or any mislabeling, misbranding or adulteration of any of the Products).

13.           CODE MARKING:  Processor agrees to mark each shipping container containing Products in a clear and legible manner using the codes supplied by Buyer consistent with past practices of the Celaya Facility. All shipping documents, invoices and releases of Products shall bear code dates of the packing of the Products consistent with the past practices of the Celaya Facility.

14.           RECORDS AND AUDIT:

(a)           Processor agrees to make and keep accurate books and records currently updated with respect to processing runs, inventories and shipments of the Products to the Buyer. Consistent with past practices at the Celaya Facility and upon reasonable advance notice to Processor, Buyer shall be permitted to inspect as may reasonably be required such records and make copies thereof to the extent necessary to implement this Agreement.

(b)           Processor agrees to keep accurate books and records currently updated with respect to invoices and pricing information relating to Processor’s customers to which it supplies broccoli and cauliflower products.

(c)           Price Guaranty Audit.

(i)            Once after every Pack Year Buyer may request a list of invoice numbers for invoices reflecting purchases of all broccoli and/or cauliflower by customers of Processor for such Pack Year. For purposes of verifying compliance with the price guaranty set forth in Section 2(d), Buyer may choose from the list of invoice numbers specific invoices, not to exceed ten percent of the total number of invoices provided (the “Specific Invoices”). Processor will provide the Specific Invoices redacting the name of the customer and any additional information which may reveal the identity of the customer for purposes of Buyer’s audit of compliance with the price guaranty set forth in Section 2(d).

(ii)           If Buyer determines that Processor has violated the price guaranty of Section 2(d), and that Buyer is entitled to a more favorable price (a “More Favorable Price”) for a specific quantity of Products, Buyer shall notify Processor of the More Favorable Price and the quantity of Products sold at such More Favorable Price stating with reasonable particularity the basis for Buyer’s conclusion. If Processor agrees that Products were sold at a More Favorable Price, Processor shall implement the More Favorable Price for a specified quantity of Products once notified by Buyer. In addition, if Buyer determines that Processor has violated the price guaranty of Section 2(d), then Buyer shall be entitled to repeat the audit process under this Section 2(c) for the given Pack Year, limited to a review of an additional ten percent of the total number of invoices provided.

(d)           Processor shall maintain such books and records for each Pack Year for a minimum of three (3) years after the conclusion of the Pack Year.

15.           REGULATORY COMPLIANCE: Processor shall follow good manufacturing practices in the processing of the Products and shall comply with all applicable local, state and federal laws and regulations governing the production of the Products. Notwithstanding the foregoing, compliance with all applicable laws and regulations with respect to formulae furnished by Buyer, any labeling or packaging furnished by Buyer and/or the other Specifications shall be the sole responsibility of Buyer, and Buyer shall save and hold harmless and indemnify Processor against and from any claim or liability based upon the noncompliance of such materials and formulae and/or the other Specifications with such laws and regulations.

16.           TITLE AND RISK OF LOSS: Title and risk of loss to materials furnished by Buyer shall remain with Buyer at all times. Title and risk of loss to materials furnished, supplied or purchased by Processor shall remain with Processor until said materials are converted into the Products and delivered to a carrier FCA/FOB the Plants. Title to the Products and risk of loss thereto shall be with Processor until delivery of the Products to a carrier FCA/FOB the Plants, at which time title to the Products and risk of loss thereto shall pass to Buyer.

17.           PROPRIETARY INFORMATION AND CONFIDENTIALITY:

(a)           All trademarks and trade names and all trade secrets, technical know-how, specifications, formulae, standards, procedures, new product ideas, manufacturing processes and the like (“Proprietary Information”) owned by either party hereunder shall at all times be and remain the exclusive property of such party, and this Agreement shall not in any manner constitute a license to either party to use the Proprietary Information of the other party, except as necessary for the proper performance of this Agreement. For purposes of this Section 17, Proprietary Information of the Processor shall include all information disclosed pursuant to Section 14.

(b)           Each party shall keep confidential any and all Proprietary Information which is disclosed to it by the other party during the performance of this Agreement. Proprietary Information shall not be disclosed without the express written consent of the party owning such Proprietary Information.

(c)           This Section 17 shall not apply to any Proprietary Information that: (i) is or becomes public knowledge through no fault of the other party; (ii) is independently disclosed to the other party by a third person not obligated to the party owning such Proprietary Information; (iii) was independently developed or known by the other party prior to the date of this Agreement or is hereafter independently developed by the other party; or (iv) the other party is required by law to disclose.

18.           PURE FOOD GUARANTEE:

(a)           Processor guarantees that no articles of food sold by Processor to Buyer hereunder will be adulterated or misbranded within the meaning of the Federal Act, or within the meaning of any state food and drug law the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the Federal Act, and that such goods will not be produced or shipped in violation of Sections 404 (21 U.S.C.S. § 344) or 301(d) (21 U.S.C.S. § 331(d)) of said Federal Act; provided, however, that Processor does not guarantee against such goods becoming adulterated or misbranded within the meaning of said Act or Acts (i) by reason of materials furnished to Processor by Buyer, (ii) by reason of Processor’s compliance with the Specifications and/or (iii) after delivery.

(b)           With respect to materials furnished to Processor by Buyer, Buyer hereby guarantees to Processor that each shipment or other delivery of materials made by Buyer pursuant to this Agreement, as of the time of delivery to Processor, shall not be adulterated or misbranded (within the meaning of the Federal Food Act, or within the meaning of any state food and drug law the adulteration and misbranding provisions of which are identical with or substantially the same as those found in the Federal Act, or when applied to the Products, cause the Products to be adulterated or misbranded within the meaning of such Acts, and shall not be an article or articles which is prohibited by such Acts from being introduced into interstate commerce. Buyer also guarantees that compliance by Processor with the Specifications will not cause the Products to be adulterated or misbranded within the meaning of such Acts. Buyer further guarantees that said shipment of materials shall comply with all applicable federal, including the Federal Act, state and local laws, rules and regulations and with the Specifications.

19.           INDEMNIFICATION:

(a)           Processor agrees to indemnify and hold harmless Buyer against and from any claim, loss, damage, liability or expense for bodily injury, death or property damage where such injury, death or damage is caused by any ingredients or materials furnished by Processor which do not comply with the Specifications, by any negligence of Processor or by any act or omission on the part of Processor in violation of this Agreement.

(b)           Buyer agrees to indemnify and hold harmless Processor against and from any claim, loss, damage, liability or expense for bodily injury, death or property damage where such injury, death or damage is caused by any formulae or other Specifications or materials furnished by Buyer to Processor, by any negligence of Buyer, or by any act or omission on the part of Buyer in violation of this Agreement.

(c)           The foregoing indemnifications are conditioned upon the party claiming indemnification promptly furnishing the other party with written notice of each claim, loss, damage, liability or expense for which indemnity will be claimed and permitting the indemnifying party to assume the defense thereof at its sole cost and expense.

20.           INSURANCE:

(a)           Buyer and Processor shall each maintain during the term of this Agreement a policy of commercial general liability insurance, including product liability coverage, with combined single limits of not less than $5,000,000 United States dollars. Each party shall name the other as an additional insured under such policy and shall furnish to the other upon request evidence of such insurance in the form of a certificate issued by its respective insurance carrier, which certificate shall provide that there shall be no material change in, or cancellation of, such insurance unless thirty (30) days prior written notice of such change or cancellation is given to both parties.

(b)           Processor agrees to insure Buyer’s materials and the Products in the possession of Processor against damage by fire and extended coverage perils during the period Processor has the risk of loss therefore.

21.           FORCE MAJEURE:  Neither party shall be liable to the other party for any delay or failure to perform any of its obligations hereunder which delay or failure to perform is due to fires, storms, floods, earthquakes, droughts, freezing, hail, other acts of God (including without limitation weather), war, terrorism, insurrection, riots, or governmental action, orders, or regulations, and shall give the other party prompt notice of the occurrence of any such event.

22.           TERMINATION:  Without prejudice to any other rights either party may have under this Agreement, applicable law or rule of equity, Buyer and Processor, as applicable, shall have the option and right to terminate this Agreement by giving written notice thereof to the other party upon the occurrence of any of the following events (provided that termination by a party pursuant to this Section 22 shall not relieve the party so terminating from the obligations incurred under this Agreement through the date of termination):

(a)           The other party commits a material breach of any teriff, covenant or condition of this Agreement and such breach is not remedied within ninety (90) days after the non-breaching party has sent written notice of such breach to the breaching party;

(b)           The other party becomes insolvent within the meaning of any bankruptcy or insolvency law, or makes an assignment for the benefit of its creditors; or

(c)           In respect of a termination by Processor only, if Buyer fails to satisfy the (*****) or the (*****).

23.           ADDITIONAL SUPPLY:

(a)           (*****); provided that Processor’s price for supplying such products to Buyer, including the cost of transportation to Buyer’s facility where such product is required, meets or is lower than any other reputable manufacturer’s bona fide price for supply (including the cost of transportation to Buyer’s facility where such product is required), provided further the performance standards of Processor including, time of delivery, quality of product and product specifications, are substantially similar or superior to the performance standards of any other such manufacturer so long as such specifications are substantially similar to or less stringent than the Specifications, and provided further that such (*****).

(b)           In the event Buyer exits the private label business for which the Products are required, Buyer shall use reasonable commercial efforts to encourage its private label customers to obtain broccoli and/or cauliflower products from the Processor, including introducing Processor to Buyer’s customer contact, if feasible, and providing Processor with the contact information for Buyer’s customer contact and copies of any requests for bids or proposals with respect to such business that Buyer has exited or intends to exit by not bidding. In no event will Buyer have any liability to Processor if such customers choose to obtain product from other manufacturers.

24.           ASSIGNMENT:  Neither party may assign or otherwise transfer this Agreement, or any of its rights and obligations hereunder, or any portion thereof, without the prior written consent of the other party, except that, without such consent, a party may make such assignment to a successor by consolidation or merger or to an entity which purchases all or substantially all of the assets and business of such party. If there will be a change of control of Buyer or if there will be an assignment of this Agreement to a successor to Buyer by consolidation or merger or to an entity which purchases all or substantially all of the assets or business of Buyer or otherwise, then, subject to any confidentiality restrictions applicable to Buyer, Buyer shall notify Processor within ten (10) days after entering into a definitive agreement for such transaction or within ten (10) days after such change of control, assignment by consolidation or merger or sale of all or substantially of the assets or business of Buyer is consummated.

25.           NOTICES: All notices given by the parties hereunder shall be in writing and shall be (a) personally delivered, (b) sent via recognized courier service or (c) sent via facsimile for which the sending party receives written verification of a report evidencing receipt and sends a copy by regular mail or courier, to the address set forth below or to such address as a party shall designate in writing to the other party. Notices shall be deemed given when delivered personally, placed with such courier, or sent via such facsimile, and shall be deemed received on the date of receipt of personal delivery or delivery by courier or sent via such facsimile.

To Buyer:

BIRDS EYE FOODS, INC.
90 Linden Oaks
Rochester, New York 14625
Attn: Elizabeth J. Robinson, Esq.
Facsimile:  (585) 381-0224

With a copy to (which shall not constitute notice to Buyer):

Harris Beach PLLC
99 Garnsey Road

Pittsford, New York 14534
Attn: David M. Mehalick, Esq.
Facsimile:  (585) 419-8817

To Processor:

Congelados Don Jose, S.P.R. de R.L.
c/o Organizacion Altex, S.C.
Paseo de las Palmas 820 2o. Piso
Lomas de Chapultepec, Mexico, D.F. 11000
Attention:      Roberto J. Servitje
Facsimile: (52) 5540-8378

With a copy to (which shall not constitute notice to Processor):

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606-4637
Attn:       Douglas A. Doetsch
                Christian W. Fabian
Facsimile: (312) 706-8535

26.           ENTIRE AGREEMENT:  It is agreed that neither party has made or is making any representations or warranties, express or implied, including without limitation warranties as to merchantability or fitness for a particular purpose (which warranties are expressly disclaimed), not explicitly set forth in this Agreement, that this Agreement is the entire agreement between the parties hereto, and that this Agreement cancels and supersedes all earlier agreements, written or oral, and that no waiver, modification or change of any of the terms of this Agreement shall be valid unless in writing. Preprinted or other terms and conditions appearing on the face of or reverse sides, if any. of any invoice or other preprinted document used by either party shall not apply to or become a part of this Agreement, whether or not signed, unless the same complies with this Agreement. In the event of a conflict, the terms and conditions of this Agreement shall control.

27.           SEVERABLE CONDITIONS:  If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and shall attach only to such condition. covenant or term, and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement which shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

28.           SUCCESSORS AND ASSIGNS:  This Agreement shall inure to the benefit of the parties and their permitted successors and permitted assigns (provided the assignment does not violate the terms hereof) and shall be binding upon the parties and their permitted successors and permitted assigns.

29.           DISPUTE RESOLUTION, MEDIATION, ARBITRATION:

(a)           Dispute Resolution.  The parties agree that they shall attempt to resolve any dispute arising out of, relating to, or having any connection with this Agreement, including any dispute regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other common law or statutory claims arising out of or relating to its negotiation, execution or performance, by amicable negotiations. If either party gives written notice (the “Written Notice”) to the other Party that a dispute has arisen, the parties shall first attempt to resolve the dispute promptly by negotiation between executives of each party with sufficient authority to settle the dispute. If these executives are unable, within forty five (45) business days of delivery of the Written Notice, to resolve the dispute (or such longer period if agreed to by the parties in writing), then, upon further Written Notice by either party to the other may be submitted to arbitration, unless the unsettled dispute relates to quality of the Products or compliance with the Specifications, in which case it shall be submitted to mediation in accordance with clause (b) below prior to the commencement of arbitration.

(b)           Mediation of Quality and Specification Disputes. (i) The parties agree to act in good faith to participate in the mediation of any unsettled dispute relating to quality of the Products or compliance with the Specifications, and to identify a mutually acceptable mediator. In appointing the mediator, the Parties shall select a reputable expert to mediate the dispute. The parties agree that, for purposes of assisting in the mediation process, they shall jointly engage a reputable technical expert. If for any reason a mediator cannot be agreed upon by the parties, each party shall designate a mediator and those mediators shall select a third mediator, who shall act as the actual mediator for the dispute.

(ii)           All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(iii)          The parties agree that they will share equally in the costs of the mediation.  If the dispute is successfully resolved in the mediation, its resolution shall be documented by a written agreement to be executed by all parties to the dispute.

(c)           Arbitration.  (i) If the parties cannot successfully resolve the dispute, the dispute shall then be exclusively and finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules (the “Rules”), and within the terms set forth below.

(ii)           The provisions of Sections 29(a),(b) and (c)(i) may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(iii)          The arbitrators shall be and remain at all times impartial and independent of the parties. The arbitrators must be fluent in the English language. No party shall engage in any ex parte communication with any member of the Arbitral

Tribunal regarding the substance of the arbitration or any claims being presented to the Arbitral Tribunal.

(iv)          Except as agreed by the parties, the Arbitral Tribunal shall have no power to alter or modify any terms or provisions of this Agreement, or to render any award which, by its terms or effects, would alter or modify any term or provision of this Agreement.

(v)           The Arbitral Tribunal shall not cease to have jurisdiction by reason of any claim that the contract is null and void or allegation that it is non-existent. The Arbitral Tribunal shall continue to have jurisdiction to determine the respective rights of the parties and to adjudicate their claims and pleas even though the contract itself may be non-existent or null and void. The parties also agree that the Arbitral Tribunal shall have the exclusive power to determine the scope of its own jurisdiction.

(vi)          The place of the arbitration shall be Houston, Texas.

(vii)         Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the Arbitral Tribunal upon a showing of substantial need by the party seeking discovery. It is the expressed intent of the parties that discovery shall be limited and shall be handled expeditiously. It is also the intent of the parties that they be required only to produce relevant and non-privileged documents or copies thereof requested by the other parties to the extent that such documents are identified with reasonable particularity.

(viii)        All aspects of the arbitration, including any documentary evidence given by a party or witness in the arbitration, shall be treated as confidential.

(ix)           The parties expressly agree that prior to the formation of the Arbitral Tribunal, nothing in this Agreement shall prevent the parties from applying to a court of competent jurisdiction for provisional or interim measures or for injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. After the Arbitral Tribunal is impaneled, the arbitrators shall have the power to grant any remedy or relief they deem just and equitable, whether interim and/or final, and any provisional measures ordered by the Arbitral Tribunal may be immediately and specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim measures from a judicial authority, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(x)            The Arbitral Tribunal shall have the exclusive power to consider any defense that all or part of the claims being asserted in the arbitration are not timely by reason of any applicable statute of limitations, and the merits of such defenses before determining the substantive merits of such claims, unless the Arbitral Tribunal determines that the merits of any asserted limitations defense is sufficiently intertwined with the substantive merits of the claims being asserted as to make impractical or inefficient the determination of the merits of the limitations defense as a preliminary matter.

(xi)           The costs of the arbitral proceeding, including attorney’s fees and expenses, shall be borne in the manner determined by the Arbitral Tribunal. The award may include interest from the date of any breach or violation of this Agreement, as determined by the Arbitral Tribunal, until paid in full, at the Applicable Rate.

(xii)          The Arbitral Tribunal shall issue its decision in the form of a reasoned written award. The arbitral award shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction over the person or property of the person against whom enforcement of the judgment is sought.

(d)           The parties agree that, except as otherwise provided in this Agreement, the procedures set forth herein constitute the exclusive means to resolve any controversy or claim between the parties. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

30.           INTERPRETATION:  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Any table of contents, list of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to $ or Dollars shall mean United States Dollars.

31.           CONFIDENTIALITY:  The parties agree to keep the terms of this Agreement strictly confidential; provided, however, that each party may disclose this Agreement to its respective employees and professional advisors that have a legitimate reason to know such information and that agree to keep the terms of this Agreement strictly confidential. Unless mutually agreed to by the parties, no party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party. Notwithstanding the foregoing, a party may, upon advice of legal counsel, disclose only that portion of this Agreement or its terms legally required to be disclosed, provided that such party promptly notifies the other party in advance of making any such disclosure and reasonably cooperates with the other party to limit such disclosure, including applying for protective orders or confidential treatment.

32.           CHOICE OF LAW:  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

IN WITNESS WHEREOF. the parties have caused this Supply Agreement to be executed as of the date first above written.

Buyer:		Processor:

BIRDS EYE FOODS, INC.		CONGELADOS DON JOSE, S.P.R. DE R.L.

By:	/s/ Timothy J. Benjamin	By:	/s/ Roberto J. Servitje
Name:	Timothy J. Benjamin	Name:	Roberto J.Servitje
Title	Vice President	Title:	President of the Board of Directors

EXHIBIT A
PRODUCTS/PRICE

(*****)

EXHIBIT B
(*****)

EXHIBIT C

See attached excel spreadsheet.

Birds Eye Foods Inc - Celaya Plant

August 18, 2005
Warehouse	3,04 ,160
Celaya	2,841,377
Greenhouses	202,783
Greenhouses	730,209
Total Cost	827,209
Expenses	(97,000,00)
Finished goods & Raw Mat	2,634
Finished Goods	2,634
Raw Material
Growers	2,361,902
North of the State	783,779
Bajio Area	951,601
15/16 & 18 August’05	317,340
External Green Houses	309182

Total	6,138,905
Payables	(896,643)
Payable to growers	(72,832)

Net effect	5,169,430
exchange rate	10.6088
Dollar amount	487,278

EXHIBIT D

SPECIFICATIONS

(*****)

EXHIBIT E

(*****)